IZEA, INC.

CHARTER OF THE NOMINATING COMMITTEE

A.      Purpose

The purpose of the Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of IZEA, Inc. (the “Company”) will be to (i) identify, review and evaluate candidates to serve on the Board; (ii) serve as a focal point for communication between Board candidates, non-committee Board members and the Company’s management; (iii) recommend such candidates to the Board; and (iv) monitor a process to assess Board effectiveness and develop and implement the Company’s corporate procedures and policies.

B.      Organization

The Committee shall consist of two or more directors, each of whom shall satisfy the applicable independence requirements of the NASDAQ Stock Market LLC and any other regulatory requirements.

The Committee members shall be elected by the Board, shall serve at the pleasure of the Board and may be removed at the Board’s sole discretion; members shall serve until their successors shall be duly elected and qualified. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairman by vote of a majority of the full Committee.

The Committee may form and delegate authority to subcommittees when appropriate.

C.      Meetings

The Committee will meet no less than two times a year. Special meetings may be convened as required. The chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.  The Committee shall keep minutes of each of its meetings and conference calls and report its actions and any recommendations to the Board after each of the Committee’s meeting.

The Committee meetings will be governed by the quorum and other procedures generally applicable to meetings of the Board under the Company’s bylaws, unless otherwise stated in the bylaws or by resolution of the Board or the Committee.

D.      Duties and Responsibilities

The Committee has the following duties:

1.	Identify potential candidates for membership on the Board;

2.	Gather information on such candidates, conduct inquiries into the backgrounds and qualifications of such candidates, and conduct interviews and meetings with such candidates or their references;

3.
Considering any qualified candidate for an open Board position timely submitted to the Committee by any security holder of the Company entitled to vote in an election of Directors (consistent with the Company’s charter, bylaws, and any criteria or procedures that the Board or this Committee shall approve);

4.
Make recommendations to the Board regarding the composition and size of the Board, with the goal of ensuring that the Board has the proper expertise and its membership consists of persons with sufficiently diverse backgrounds;

5.	Make recommendations to the Board with regard to the criteria for selection of Board members;

6.	Assist the Board in planning for continuity on the Board as existing Board members retire or rotate off the Board;

7.	Review and recommend to the Board an appropriate course of action upon the resignation of current Board members;

8.	Identifying potential candidates for, and making recommendations to, the full Board with respect to potential successors to the Company’s Chief Executive Officer;

9.	Overseeing the evaluation of management’s performance and the Board’s and Board committees’ performance, including conducting an annual self-evaluation of the Committee;

10.	Formulating procedures for security holders to send communications to the Board;

11.	Formulating and recommending to the Board for adoption a policy regarding attendance of directors at annual meetings of the Company’s shareholders;

12.	Developing and recommending to the Board any revision to the Company’s corporate governance policies or procedures;

13.	Recommend to the Board persons to be members of Board committees;

14.
To the extent the Committee deems necessary or appropriate, obtain advice and assistance from any executive search firm, internal or external legal, accounting or other advisors in connection with the performance of its duties and responsibilities; and

15.	Endeavoring to evaluate at least annually whether any change to this Charter is necessary or appropriate;

16.
Performing any other activity consistent with this Charter and the Company’s bylaws or as required under the rules and regulations of the Securities and Exchange Commission and NASDAQ Stock Market LLC, as in effect from time to time, pertaining to the nomination of directors or the administration of corporate governance by the Board.

Adopted by Resolution of the Board of Directors
December 1, 2011